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INDEPENDENT AUDITORS' CONSENT

MuniHoldings California Insured Fund II, Inc.

We consent to the use in Pre-Effective Amendment No. 2 to Registration Statement No. 333-43147 of our report dated February 19, 1998 and to the reference to us under the caption "Experts" both of which appear in the Prospectus, which is a part of such Registration statement.


/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
February 24, 1998